Exhibit 15.1

May 14, 2007

Quadra Realty Trust, Inc.

622 Third Avenue

New York, NY 10017

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of Quadra Realty Trust, Inc. and subsidiaries (the “Company”) for the period from February 21, 2007 (commencement of operations) to March 31, 2007, as indicated in our report dated May 14, 2007; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the period from February 21, 2007 (commencement of operations) to March 31, 2007, is incorporated by reference in Amendment No. 2 of Registration Statement No. 333-138591 on Form S-11.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

DELOITTE & TOUCHE LLP

New York, NY